UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2022

Apollo Asset Management, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35107	20-8880053
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9 West 57th Street, 42nd Floor

New York, New York 10019

(Address of principal executive offices) (Zip Code)

(212) 515-3200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
6.375% Series A Preferred Stock	AAM.PR A	New York Stock Exchange
6.375% Series B Preferred Stock	AAM.PR B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 12, 2022, Apollo Management Holdings, L.P., as borrower (the “Borrower”), entered into a new credit agreement (as amended, supplemented or otherwise modified from time to time, the “AMH Credit Facility”) with the affiliates of Apollo Management Holdings, L.P. party thereto as guarantors, the lenders and issuing banks party thereto and Citibank, N.A., as administrative agent for the lenders.

The AMH Credit Facility refinances that certain Credit Agreement (as amended, supplemented or otherwise modified, the “2020 Credit Facility”), dated as of November 23, 2020, among Apollo Management Holdings, L.P., as the borrower, the affiliates of Apollo Management Holdings, L.P. party thereto as guarantors, the lenders and issuing banks party thereto and Citibank, N.A., as administrative agent for the lenders, as such Credit Agreement was in effect immediately prior to October 12, 2022 (the “Closing Date”). As of the Closing Date, the 2020 Credit Facility was undrawn.

The AMH Credit Facility provides for a $1.0 billion revolving credit facility to the Borrower with a final maturity date of October 12, 2027. In addition, the Borrower may incur incremental facilities in respect of the AMH Credit Facility in an aggregate amount not to exceed $250 million plus additional amounts so long as the Borrower is in compliance with a maximum net leverage ratio. The AMH Credit Facility does not require any scheduled amortization payments or other mandatory prepayments (except with respect to overadvances on the AMH Credit Facility) prior to the final maturity date, and the Borrower may prepay the loans and/or terminate or reduce the revolving commitments under the AMH Credit Facility at any time without penalty.

The AMH Credit Facility is guaranteed by Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings V, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P., Apollo Principal Holdings X, L.P., Apollo Principal Holdings XI, LLC, Apollo Principal Holdings XII, L.P., and AMH Holdings (Cayman), L.P. and each other material operating group entity that owns or controls any of Apollo Asset Management, Inc.’s (“AAM”) core businesses. The AMH Credit Facility contains affirmative and negative covenants (subject to certain exceptions and baskets) which limit the ability of the Borrower, the guarantors and certain of their subsidiaries to, among other things, create liens. Additionally, the AMH Credit Facility contains financial covenants which require the Borrower and its subsidiaries to maintain a minimum level of fee-generating assets under management and a maximum total net leverage ratio. The AMH Credit Facility also contains customary events of default, including events of default arising from non-payment, material misrepresentations, breaches of covenants, cross default to material indebtedness, bankruptcy and changes in control of AAM.

As of the Closing Date, the AMH Credit Facility was undrawn. The interest rate on the AMH Credit Facility as of the Closing Date was based on adjusted Term SOFR and the applicable margin was 0.875%. The undrawn revolving commitment fee was 0.08% as of the Closing Date. Borrowings under the AMH Credit Facility may be used for working capital and general corporate purposes, including, without limitation, permitted acquisitions. The 2020 Credit Facility and all related loan documents were terminated as of the Closing Date.

The foregoing description of the AMH Credit Facility does not purport to be complete and is qualified in its entirety by reference to the AMH Credit Facility, which is filed as Exhibit 10.1 to this Current Report and is incorporated by reference into this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

The information provided in Item 1.01 of this Form 8-K concerning the termination of the 2020 Credit Facility is hereby incorporated into this Item 1.02. A description of the 2020 Credit Facility is set forth in AAM’s Annual Report on Form 10-K filed on February 25, 2022.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

    (d)    Exhibits

Exhibit No.	Description
10.1+	Credit Agreement, dated as of October 12, 2022, by and among Apollo Management Holdings, L.P., as the borrower, affiliates of Apollo Management Holdings, L.P. party thereto as guarantors, the lenders and issuing banks party thereto and Citibank, N.A., as administrative agent for the lenders
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The registrant agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Asset Management, Inc.

Date: October 13, 2022	By:	/s/ Johannes Worsoe
Name: Johannes Worsoe
Title: Chief Financial Officer